EXHIBIT 10.

               THE Global AXCESS CORP. 2001 STOCK PLAN, as amended



     1.  Purpose of the Plan

         The purpose of the Global Axcess Corp 2001 Stock Plan ("Plan"), as amended is to provide a means by which Global Axcess Corp., a Nevada corporation ("Company"), may compensate key employees, advisors, and consultants by issuing to them shares of its capital stock in exchange for services, and to thereby conserve the Company's cash resources. In addition, equity ownership will provide increased incentive for such individuals to render services to the Company in the future and to exert maximum effort for the success of the Company's business.

     2.  Definitions

         The following definitions apply the provisions of this Plan:

         A.    "Board" means the Company's Board of Directors

         B.    "Common Stock" means the Company's $.001 par value common stock

         C. "Committee" means the Committee appointed by the Board in accordance with paragraph A of Section 3 of this Plan. If no Committee is appointed, "Committee" refers to the Board.

         D. "Employee" means any person, including officers, directors, employees, advisors, and consultants employed by the Company or any Subsidiary on either a full-time or part-time basis.

         E     "Plan" means this 2001 Stock Plan.

         F.    "Share" means a share of Common Stock.

     3.  Administration of the Plan

         A. Procedure. The board shall administer the Plan. The Board may appoint a Committee of not less than three (3) Board members to administer the Plan, subject to such terms and conditions as the Board may prescribe. Once appointed, the Committee shall continue to serve until the Board otherwise directs. From time to time, the Board may increase the Committee size and appoint additional members, fill vacancies, however caused, and remove all members and thereafter directly administer the Plan. Members of the Committee who are either eligible for Shares under this Plan or have been granted Shares under this Plan may vote on any matters affecting the Plan administration or granting any Shares under the Plan; provided that no such member shall act upon the granting of Shares to himself or herself, but any such member may be counted in determining the existence of a quorum at any meeting during which such action is taken.

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          B.   Powers of the Committee. The Committee shall have the authority to (i) based on relevant information, to determine the fair market value of the Common Stock; (ii) to determine the value of the services rendered or to be rendered to the Corporation, (iii) the Employees or Consultants to whom and the time or times when Common Stock shall be granted and the number of Shares to be issued; (iv) to interpret the Plan; (v) to prescribe, amend and rescind rules and regulations relating to the Plan; (vi) to authorize any person to execute on the Company's behalf any instrument required to effectuate a grant of Common Stock; and
               (vii) to make all other determinations deemed necessary or advisable for administering the Plan.

          C. Effect of Committee's Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on any and all holders of Common Stock granted under the Plan.

     4.  Shares Reserved.

         A total of Seven Million Five Hundred Thousand (7,500,000) shares of Common Stock shall be subject to the Plan and shall be and are hereby reserved for issuance under the Plan. Such Shares shall be unissued or previously issued shares reacquired and held by the Company. Any such shares which remain unsold when the Plan terminates shall cease to be reserved for the Plan but, until termination, the Company shall at all times reserve a sufficient number of shares to meet the Plan's requirements.

     5.  Eligibility

         Common Stock may be issued under this Plan only to Employees or Consultants for services rendered to the Company or on the Company's behalf as determined by the Board or the Committee. Common stock may not be issued under this Plan for services in connection with a capital raising transaction and do not directly or indirectly promote or maintain a market for the Company's securities. An Employee or Consultant who has been issued Common Stock under the Plan, if he or she is otherwise eligible, may be granted additional Common Stock.

     6.  Continuation of Employment

         Neither the Plan or the issuance of any Common Stock under the Plan shall confer upon any Employee any right with respect to continuing employment with the Company, nor shall it interfere in any way with his or her right or the Company's right to terminate his or her employment or other position at anytime.

     7.  Fair Market Value Limitation

         The Company's Board of Directors or Committee shall grant the right to receive Common Stock to Employees or Consultants for services rendered to, or to be rendered to, or on behalf of, the Company such that the fair market value of the Shares approximates the fair market value of the services. Determination of fair market value shall be within the business discretion of the Board of Directors and/or Committee.


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     8.  Investment Representation

         Each Employee or Consultant granted Shares under this Plan shall represent in writing that she/he is acquiring the shares for investment and not for resale or to distribute the Shares to the public. Upon demand, delivery of such a representation prior to the delivery of any shares issued shall be a condition precedent to the right of the Employee or Consultant to receive Shares under the Plan.

     9.  Amendments or Termination

         The Board of Directors may amend, alter or discontinue the Plan.

     10. Compliance with Other Laws and Regulations

         The Plan, the grant, and issuance of Shares under the Plan shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by the governmental or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for shares of Common Stock prior to the completion of any registration or qualification of such shares under any federal or state law, or any ruling or regulation of any governmental body which the Company shall, in its sole discretion, determine to be necessary or advisable. Further, it is the intention of the Company that the Plan comply in all respects with the provisions of Rule 16b-3 of the Securities and Exchange Act of 1934, as amended. If any Plan provision is found not to be in compliance with Rule 16b-3, the provision shall be deemed null and void.

     11. Effectiveness and Expiration of the Plan

         The Plan, as amended shall be effective on October 11, 2001, and continue to May 20, 2004, three years after the original effective date of the Plan, and thereafter no Shares shall be granted under the Plan.



APPROVED THIS EFFECTIVE DAY THE 11th DAY OF OCTOBER BY THE BOARD OF DIRECTORS



                                         /s/ Michael J. Dodak
                                         -----------------------
                                             Michael J. Dodak

                                         /s/ Daryl C. Idler
                                         -----------------------
                                             Daryl C. Idler


                                         /s/ Steven B. Mortensen
                                         -----------------------
                                             Steven B. Mortensen


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